EXHIBIT 99.1

Alpha and Omega Semiconductor Intends to Exercise an Option to Acquire a Wafer Fabrication Facility From Integrated Device Technology

SUNNYVALE, Calif., Aug. 27, 2011 (GLOBE NEWSWIRE) -- Alpha and Omega Semiconductor Limited ("AOS") (Nasdaq:AOSL), a designer, developer and global supplier of a broad range of power semiconductors, today announced that it intends to exercise an option to acquire certain assets associated with a 200mm wafer fabrication facility from Integrated Device Technology, Inc. ("IDT") (Nasdaq:IDTI). Under the existing foundry service arrangement with IDT, AOS has the option to acquire these assets for $26 million, and the option is exercisable between September 1, 2011 and November 15, 2011. AOS expects to exercise this option before the November 15, 2011 deadline.

"We believe that this acquisition will allow us to accelerate revenue growth and increase gross margin significantly through faster introduction of high-value products and expansion into new serviceable available markets (SAMs)," said Dr. Mike Chang, Chairman and CEO of AOS. "The expected acquisition of this wafer fabrication facility will enable us to transition from our current fabless business model to a "fab-lite" model to support our expected growth beyond the current level. Other benefits that we expect include quicker response to customer demands and enhanced relationships with strategic customers."

"We initiated our relationship with IDT under a foundry service arrangement, and through close collaboration, we were able to transfer certain products to, as well as develop new technologies at, the IDT facility. Accordingly, we believe that the production ramp-up period following the acquisition would be shortened as we are already receiving production wafers in low volume from IDT," said Ephraim Kwok, CFO of AOS. "After the initial ramp-up period, we expect our gross margin to improve significantly over time as compared to our gross margin under the existing fabless model; however, during the first two to three quarters of the ramp-up period, we expect our gross margin to decline temporarily. We also believe that this new fab-lite model will give us flexibility in capacity management and geographic diversification of our wafer supply chain."

AOS is committed to accelerating technology and product development to rapidly grow revenue and improve gross margin, and today's announcement represents an important milestone in this commitment. Under the fab-lite model, AOS intends to allocate its wafer manufacturing requirement between its internal facility and outsourced capacity. This fab-lite model is consistent with the model adopted by other successful semiconductor companies.

The acquisition is subject to the execution of a definitive asset purchase agreement with customary closing conditions between AOS and IDT. AOS currently expects to sign the asset purchase agreement by the end of calendar year 2011 and close the transaction prior to January 31, 2012.

Conference Call and Webcast

AOS plans to conduct an investor teleconference and live webcast to discuss the proposed acquisition of IDT wafer fabrication facility on Monday, August 29, 2011 at 1:30 p.m. PDT / 4:30 p.m. EDT. To participate in the live call, analysts and investors should dial 877-312-8797 (or 253-237-1194 if outside the U.S.). To access the live webcast and the subsequent replay of the conference call, which will be available for seven days after the live call, go to the "Events & Presentations" section of the company's investor relations website, http://investor.aosmd.com.

About Alpha and Omega Semiconductor

Alpha and Omega Semiconductor Limited, or AOS, is a designer, developer and global supplier of a broad range of power semiconductors, including a wide portfolio of Power MOSFET and Power IC products. AOS seeks to differentiate itself by integrating its expertise in device physics, process technology, design and advanced packaging to optimize product performance and cost, and its product portfolio is designed to meet the ever increasing power efficiency requirements in high volume applications, including portable computers, smart phones, flat panel TVs, battery packs, portable media players, UPS, motor control and power supplies. For more information, please visit http://www.aosmd.com. For investor relations, please contact Hao Guan at investors@aosmd.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, references to the acquisition of the IDT wafer fabrication facility and associated assets, the "fab-lite" business model, the benefits of the acquisition to AOS and its customers, the potential to expand SAMs, the impact of the acquisition on AOS's operations, the anticipated effect on gross margin, the projected ramp-up period following the acquisition and the expected signing and closing dates of the acquisition. Similarly, other statements of management's beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial conditions of AOS or the price of AOS stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability of AOS to successfully integrate the operations of the IDT fabrication facility; the ability of AOS to implement its plans, forecasts and other expectations with respect to the facility after the completion of the acquisition and realize additional opportunities for growth and innovation; and the other risks and important factors contained and identified in AOS's filings with the Securities and Exchange Commission (the "SEC"), including its Quarterly Reports on Form 6-K and Annual Reports on Form 20-F, as well as the Annual Report on Form 10-K to be filed for the fiscal year ended June 30, 2011, any of which could cause actual results to differ materially from the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. AOS does not undertake any obligation to update the forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Alpha and Omega Semiconductor Limited
         Hao Guan, Investor Relations
         investors@aosmd.com
         408-830-9742